EXHIBIT 99

PRESS RELEASE

Vote paves way for Scripps stock split

For immediate release	(NYSE: SSP)

July 15, 2004

CINCINNATI – Holders of The E. W. Scripps Company’s Common Voting Shares today voted to approve an amendment to the company’s Articles of Incorporation that will increase the number of authorized shares of the company’s two classes of common stock.

The vote enables the company’s board of directors to declare a 2 for 1 stock split, as publicly announced by the company on April 30. The board is expected to vote on a resolution to split the stock when it meets on July 29.

The vote today by Common Voting Shareholders increased the company’s current stock authorization to 240 million Class A Common Shares and 60 million Common Voting Shares.

The company’s Class A Common Shares are publicly traded on the New York Stock Exchange under the symbol “SSP.” Those shares closed yesterday at $103. There is no active market for the company’s Common Voting Shares. As of Feb. 10, 2004, there were 62.7 million Class A Common Shares and 18.4 million Common Voting Shares outstanding. Approximately 87 percent of Common Voting Shares are held by The Edward W. Scripps Trust.

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television retailing. Scripps operates 21 daily newspapers, 15 broadcast TV stations, four cable and satellite television programming networks and a television retailing network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. HGTV reaches about 85 million U.S. television households and Food Network can be seen in about 84 million households. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

The company’s television retailing subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 49 million full-time equivalent U.S. households, including 5 million households via five Scripps owned, Shop At Home affiliated broadcast television stations.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

###

Contact: Tim Stautberg, The E. W. Scripps Company, 513.977.3826

Email: stautberg@scripps.com